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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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                       NORRIS COMMUNICATIONS CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                             LETTER TO SHAREHOLDERS

Since joining Norris beginning last October, your current management team has been extremely busy both positioning the Company to compete in the digital audio recording industry and addressing the near term financial issues.

Our vision is to be the leader in hand-held audio recording technology that interfaces with the Internet and other networks. To pursue this vision, we have implemented several changes over the past eight months including (i) Re-focusing the Company as a family of products, technology components and software and away from a single product offering; (ii) Expanding our retail product offering by introducing a computer interface which allows the Flashback recorder to interact with a personal computer, and communicate with other computers via the Internet;
(iii) Repositioning our core retail product, the Flashback recorder, at the computer peripheral and telephony markets, and away from the gadget, impulse buying market; (iv) Building a sales and marketing infrastructure to focus on the computer retail and OEM markets; and (v) upgrading certain aspects of our management team and overall corporate structure.

In addition, a strategic patent, the first in a series of planned patents, was granted to the Company in February 1996. These patents are intended to protect the Company's proprietary hand-held digital recording technology and related applications.

The Company's next generation retail product, the Mobile Office, is well on its way to market. The Mobile Office includes the Company's Flashback recorder, 18 or 36 minute Soundclips, the Voicelink (which links the Flashback to a personal computer) and the related software. We have completed Alpha testing and have begun the marketing launch preparation for the Mobile Office. Our advertising will begin in early September in American Way inflight magazine and Mobile Office magazine. Several distribution agreements have been established, including key agreements with Centennial Technologies, a leading manufacturer of removable Flash media, Mobile Planet, the world's largest mobile computing catalog, 47th Street Photo, Fry's, the Wiz and the Good Guys. The Company hopes to announce additional relationships with other computer chainstores, consumer electronic chains and other specialty chains in the near future, both in the United States and worldwide.

Since the launch of our OEM division in November we have made considerable headway in the industry. At the time of this writing, we are in contract negotiations with three different companies. One is an office products company that plans to private label our Flashback Mobile Office, one is a computer manufacturer and the other a camera company. These and other potential OEM strategic partners have an interest in a variety of relationships involving the licensing or joint marketing of our technology and products. The Company believes its digital recording technology has important value added applications in numerous areas including the photography, cellular phone and PCS industries.
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Another significant strategic change implemented this year was the decision to create a separate operating subsidiary for the Company's contract manufacturing business. Primus Contract Manufacturing Services Inc., a wholly owned subsidiary of Norris, was formed in June to leverage the Company's existing state-of-the-art manufacturing operations by obtaining outside manufacturing contracts from third parties. Since its formation, Primus has bid for over $5 million in business.

The strategic and operational changes being implemented and discussed above are critical to the long term success of the Company. However, your management team has also been actively addressing some the near team financial issues that have burdened the Company as evidenced by the enclosed Form 10-KSB Annual Report. These issues include a lack of revenues, a shortage of cash, overdue vendor accounts and loans payable, and excessive inventory. When I arrived at the Company last fall, these issues were at crisis levels and immediate actions were required to maintain Norris as an on-going business. Since October 1995, the Company has raised approximately $7 million in equity financing to pay down the outstanding payables and debt, and provide working capital to grow the business.

Finally, on July 25, 1996, a special shareholder meeting will take place to ratify the proxy which has been sent to you. The proxy contains a number of key strategic proposals for your approval that we believe will strengthen the Company.

The first item is a corporate change of domicile from the Yukon Territory, Canada to Delaware which the Company believes will reduce administrative costs, improve the Company's profile with OEM partners, distributors and investors.

The Company is also requesting shareholder approval of an increase in the amount of authorized shares from 30 million to 60 million. This action is necessary as a condition to complete the Company's $5 million Private Placement with Iacocca Capital Partners, L.P. In addition, the increase of authorized shares should assist the Company in raising future capital for product innovation and development as well as possible acquisitions.

The other proposals we have presented for shareholder approval are:

- - The proposal to give the Board of Directors the ability to issue preferred stock

- - The proposal to give the Board of Directors the ability to increase the number of directors of the Company from 4 to 7

- - The proposed change of the Company's name form Norris Communications Corp. to Norris Communications, Inc.

- - The proposed change to limit the liability of directors, and to provide directors, officers, employees and agents with greater rights of indemnification

- - A proposal to amend the Company's 1994 stock option plan

Based on the strength of the Company's core products and technologies, and the changes that have been implemented over the past several months, we believe the Company is
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well positioned to become the leader in hand-held audio recording technology.
The changes have been significant and getting to this stage has been no easy task. I have been involved with several other companies that have faced similar challenges to those faced by Norris. While the expectations for our Company in the past may have been overly optimistic and much work remains to be done, I am pleased with our progress and excited about what the future holds.

Sincerely,

/s/ R. Gordon Root
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R.Gordon Root
President and CEO